CLASS A SHARES EXHIBIT
                                     TO
                             MULTIPLE CLASS PLAN


     This Exhibit to the Multiple Class Plan (the "Plan") is hereby adopted by the Companies on whose behalf it is executed as of the date stated hereinbelow, pursuant to Sections 2, 3, 4, and 5 of the Plan with regard to the Class A Shares of the Company.

1.  SEPARATE ARRANGEMENTS

   DISTRIBUTION ARRANGEMENTS
   Class A Shares are designed for individuals as a convenient means of accumulating an interest in a professionally managed, diversified portfolio of common stocks and other securities of high quality companies.

   CHANNEL/TARGET CUSTOMERS
   Class A Shares are designed for sale to customers of financial institutions who prefer to invest in open-end investment company securities sold with an initial sales load.

   SALES LOAD
   Class A Shares are sold with an initial sales load.
   Initial sales loads are as follows:
          Income Funds
   Less than $100,000              4.50%
   $100,000 but less than $250,000 3.75%
   $250,000 but less than $500,000 2.50%
   $500,000 but less than $750,000 2.00%
   $750,000 but less than $1 million    1.00%
   $1 million or more              0.00%


Class A Shares Exhibit                                Page 2
to Multiple Class Plan

          Equity Funds
   Less than $50,000               5.00%
   $50,000 but less than $100,000  4.00%
   $100,000 but less than $250,000 3.25%
   $250,000 but less than $500,000 2.25%
   $500,000 but less than $1,000,000    1.80%
   $1,000,000 or more              0.00%



   Sales Load  Reductions
   The initial sales load on Class A Shares may be reduced through quantity discounts, accumulated purchases, letters of intent, reinvestment of dividends, purchases with proceeds of redemptions from unaffiliated mutual fund shares, concurrent purchases, or as otherwise may be set forth in the appropriate prospectus from time to time.

   Exceptions to Sales Load.
   Sales through bank trust departments, investment advisers, or certain retirement plans, or as otherwise described in the appropriate prospectus from time to time.

   DISTRIBUTION FEES
   None.

   SERVICES OFFERED TO SHAREHOLDERS
   Personal services and account-level recordkeeping.

   SHAREHOLDER SERVICES FEES


Class A Shares Exhibit                                Page 3
to Multiple Class Plan
   Maximum shareholder service fee: 0.25 of 1% of the average daily net asset value of the Class A Shares. All or any portion of this fee may be waived by Federated Shareholder Services from time to time.

   MINIMUM INVESTMENTS
   The minimum initial investment in Class A Shares is $500 unless the investment is in a retirement plan, in which case the minimum initial investment is $50. Subsequent investments must be in amounts of at least $100, except for retirement plans, which must be in amounts of at least $50.

   VOTING RIGHTS
   Each Share gives the shareholder one vote in Director/Trustee elections and other matters submitted to shareholders fo the entire corporation/trust for vote. All shares of each portfolio or class in the Fund have equal voting rights, except that only shares of that particular portfolio or class are entitled to vote in matters affecting that portfolio or class.

2. EXPENSE ALLOCATION

   DISTRIBUTION FEES
   No Distribution Fees are allocated to Class A Shares.

   SHAREHOLDER SERVICE FEES
   Shareholder Service Fees are allocated equally among the Class A Shares of each portoflio.


Class A Shares Exhibit                                Page 4
to Multiple Class Plan
3. CONVERSION FEATURES

   Class A Shares are not convertible into shares of any other class.

4. EXCHANGE FEATURES

   Class A Shares of any portfolio may be exchanged for Class A Shares of other members of the Liberty Family of Funds at net asset value. Class A Shares may also be exchanged for shares of certain funds which are advised by subsidiaries or affiliated of Federated Investors ("Federated Funds"), pursuant to the conditions described in the appropriate prospectus.


          IN WITNESS WHEREOF, this Class Exhibit has been executed on behalf of the Multiple Class Companies on the attached list by their duly-authorized offficer(s) as of the date(s) set forth below.


                                   By:  /s/ S. Elliott Cohan

                                   Title:    Assistant Secretary